Exhibit 99.1

PCSB Financial Corporation Announces Fourth Fiscal Quarter and Year End Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; August 6, 2020 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.0 million, or $0.19 per diluted share, for the three months ended June 30, 2020 compared to $1.2 million, or $0.08 per diluted share, for the three months ended March 31, 2020 and $1.7 million, or $0.10 per diluted share, for the three months ended June 30, 2019. Net income was $9.4 million, or $0.60 per diluted share, for the year ended June 30, 2020 compared to $8.3 million, or $0.50 per diluted share, for the year ended June 30, 2019. Provision for loan losses for the three months and year ended June 30, 2020 was $309,000 and $3.1 million, which includes $201,000 and $1.9 million, or $0.01 and $0.10 per diluted share, net of tax, respectively, related to reserves established as a result of the economic impacts of the COVID-19 pandemic.

On a non-GAAP basis, which excludes certain nonrecurring items, the Company recorded adjusted net income of $2.9 million, or $0.19 per diluted share, for the three months ended June 30, 2020 compared to adjusted net income of $1.2 million, or $0.07 per diluted share, for the three months ended March 31, 2020 and $1.6 million, or $0.10 per diluted share, for the three months ended June 30, 2019. Adjusted net income for the year ended June 30, 2020 was $8.8 million, or $0.56 per diluted share, compared to $8.0 million, or $0.49 per diluted share, for the previous year. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

The Board of Directors declared a regular quarterly cash dividend of $0.04 per share. The dividend is payable on or about September 4, 2020 to stockholders of record as of the close of business on August 21, 2020.

Fourth Quarter and Year-End Highlights

•

Earnings before income taxes and provision for loan losses increased $1.1 million, or 36.2%, and $3.3 million, or 28.0%, for the three months and year ended June 30, 2020, respectively, compared to the year ago periods.

•

Net interest income was $11.5 million for the quarter, a 6.5% increase compared to the same quarter last year. Full year net interest income was $46.7 million, a 9.3% increase compared to the prior year.

•	The net interest margin was 2.72% for the quarter, a decrease from 2.94% for the same quarter last year. Full year net interest margin was 2.89%, a decrease from 2.95% for the prior year.
•	The adjusted efficiency ratio was 67.74% and 70.71% for the current year quarter and full year, compared to 74.55% and 74.81% for the prior year quarter and full year, respectively.
•	Total loans receivable of $1.27 billion, representing year-over-year growth of $121.2 million, or 11.0%, excluding PPP loans.
•	Non-performing loans decreased $932,000 during the year to $1.8 million, equating to 0.14% of gross loans receivable as of June 30, 2020
•	Loan to deposit ratio was 91.82%, an increase from 89.17% as of the same quarter last year.

President’s Comments

“I want to first thank our staff for their unwavering commitment to our customers and our senior management team and Board of Directors for their strong leadership through this difficult period”, said Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation. “Although the COVID-19 pandemic continues to create unprecedented challenges, we have continued to assist our customers in addressing their financial needs, ensure the health and well-being of our employees and support the communities in which we operate. The actions we have taken, including loan payment deferrals, loan modifications, fee waivers and loans funded through the Payroll Protection Program (“PPP”) have all been part of our support for the small businesses that are extremely important for the strength of our local economy. Despite operating in a severe economic recession, mainly affecting the third and fourth quarters of our fiscal year, we are extremely pleased with our fourth quarter and year-end results, which show both strong earnings and balance sheet growth over the previous year periods.”

“Although credit quality remains extremely strong, our allowance for loan losses incorporates our acknowledgment of the potential credit deterioration resulting from a prolonged downturn in the economy. We believe the Company’s conservative underwriting will serve us well during these times as we ended the fiscal year with a ratio of nonperforming assets to total assets of 0.10%.  Additionally, the $321.5 million of loans we have in those industries expected to be most impacted by COVID-19 are 98.8% secured by real estate with a weighted average loan to value ratio under 55%.”

“While the pandemic’s final economic impact remains uncertain, we believe that our robust capital and liquidity positions will allow the Company to weather this crisis and continue to deliver long-term growth and profitability for our shareholders.”

COVID-19 Response

In response to the COVID-19 pandemic, the Company has been active in providing assistance to our customers, as well as assessing the risks and potential impact on the Company’s financial position, including liquidity, credit quality, earnings and capital. The following is a summary of these actions through July 31, 2020:

Support for Consumer and Business Customers

•	Waive or reduce certain fees, including overdraft fees, ATM fees, late charges and early CD withdrawal penalties. The waiver of these fees and penalties ceased on July 15, 2020.
•	Moratorium on foreclosures and certain credit bureau reporting.
•

Consumer loan payment deferrals granted for 109 loans totaling $30.7 million, representing approximately 10.7% of the residential mortgage and home equity line of credit portfolios, of which 9 loans totaling $2.4 million have been granted a second payment deferral.

•

Commercial loan payment deferrals granted for 212 loans totaling $189.0 million, representing approximately 19.2% of the commercial mortgage, commercial loan and construction portfolios, of which 11 loans totaling $9.0 million have been granted a second payment deferral.

•

Funded $49.9 million in PPP loans, averaging approximately $160,000 per loan, to over 300 small businesses. The Company expects to earn approximately $868,000 of fee income associated with originating these loans.

Risk Assessment and Financial Impact

Liquidity

Management believes the Company’s liquidity is strong. At June 30, 2020, cash and cash equivalents totaled $136.3 million and securities available for sale totaled $37.4 million. Additionally, the Company had remaining borrowing capacity of $246.0 million, comprising $112.3 million from the Federal Home Loan Bank of New York, $108.7 million from the Federal Reserve Bank of New York discount window, and $25.0 million in other lines of credit. The Company experienced elevated draws on working capital lines of credit and home equity lines of credit as of March 31, 2020, however line usage reduced over the fourth quarter. Lines of credit have a usage rate of 25% as of June 30, 2020, compared with 35% as of March 31, 2020 and 32% as of June 30, 2019.

Capital

The Company’s capital position is also strong. At June 30, 2020, all of the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. Specifically, the Bank’s Tier 1 Leverage Ratio was 12.51% as of June 30, 2020, which represents 2 ½ times the well-capitalized regulatory standard of 5%. Additionally, as of June 30, 2020, PCSB Financial Corporation (parent of PCSB Bank) has $41.2 million of additional funds that could be contributed to the Bank as capital, which would result in a proforma Tier 1 Leverage ratio of 14.85%.

Credit Risk

The Company has taken actions to identify, assess and address its COVID-19-related credit exposure. Many factors are unknown, including the length of the resulting economic shutdown imposed by New York State and other neighboring states, the impacts of the government fiscal and monetary relief measures, including payment deferral programs, as well as the long-term impacts COVID-19 may have on our consumer and commercial borrowers. The following table provides the Company’s commercial and construction exposures to those industries the Company believes to be the most directly and significantly impacted by the pandemic:

Industry Sector:	Total Balance Outstanding as of June 30, 2020 (1) (amounts in thousands)	% of Total Loans Receivable	% Secured by Real Estate Collateral	% Receiving Payment Assistance (4)	Loan-to-Value % (5)
Retail (2)	$140,086	11.1%	98.1%	31.9%	51.8%
Mixed-use with retail component	105,054	8.3	100.0	21.4	52.9
Hotels and accommodation services (3)	39,455	3.1	100.0	44.4	56.4
Food service (incl. restaurants)	26,596	2.1	96.2	49.1	56.2
Arts, entertainment and recreation	10,296	0.8	97.1	29.1	57.4
Total	$321,487	25.5%	98.8%	31.3%	53.3%

(1)	Excludes PPP loan exposures.
(2)	Includes $77.0 million of loans supported by properties with credit-rated or anchored tenants.
(3)	Includes one construction relationship with an outstanding balance of $3.7 million.
(4)

Assistance is in association with COVID-19 payment modification/deferral programs; 99.7% of loans receiving assistance presented in the table above are secured by real estate, with a weighted average loan-to-value ratio of 59.9% as of June 30, 2020.

(5)	Generally based on collateral values upon origination.

As of June 30, 2020, the Company has no exposure to leveraged lending, shared national credits, energy exploration or credit cards.

Income Statement Summary

Net interest income was $11.5 million for the quarter ended June 30, 2020, a decrease of $66,000, or 0.6%, compared to the quarter ended March 31, 2020, and an increase of $700,000, or 6.5%, compared to the quarter ended June 30, 2019. The increase in net interest income compared to the prior year period is primarily the result of an increase in average interest-earning assets, as the Company experienced significant growth in average loans receivable compared to the same quarter last year. However, the effect of the growth was partially offset by a decrease in net interest margin. Net interest income remained largely unchanged compared to the prior quarter as lower market interest rates on interest-earning asset yields were mostly offset by continued decreases in the cost of interest-bearing liabilities.

The net interest margin was 2.72% for the current quarter reflecting decreases of 17 basis points compared to 2.89% in the prior quarter and 22 basis points compared to 2.94% in the prior year quarter. Despite continued asset growth and a more profitable asset mix, along with a decrease in funding costs, margin compression has resulted from significant decreases in market interest rates over the past two quarters, stemming from decreases in the fed funds rate in March, which has disproportionately reduced asset yields.

The yield on interest-earning assets for the current quarter was 3.52%, a 34 basis point decrease from the prior quarter and a 29 basis point decrease from the prior year quarter. Despite significant loan portfolio growth and a more profitable asset mix, decreases in market interest rates driven most significantly by fed funds rate cuts in March, the origination of lower yielding PPP loans, as well as the significant increases in liquidity over the last quarter has decreased asset yields.

The cost of interest-bearing deposits was 0.97% for the current quarter, a decrease of 21 basis points from 1.18% in the prior quarter and 16 basis points from 1.13% in the prior year quarter. The Company had experienced a shift in deposit mix over the past several quarters as customers in generally lower rate savings products moved to generally higher rate money market and time deposits, however the pace of this shift has slowed and reversed in the most recent quarter. In response to the significant decrease in market interest rates in mid-March, deposit rate reductions were implemented, the effects of which have begun to be realized in fourth quarter results. At June 30, 2020, the weighted average cost of interest-bearing deposits was 0.85%.

The provision for loan losses was $309,000 for the three months ended June 30, 2020 compared to $2.0 million in the prior quarter and $737,000 for the same quarter in 2019. The current quarter provision includes a $201,000 increase in qualitative reserves as the Company continues to assess the economic impacts the COVID-19 pandemic has had on our local economy and loan portfolio. In total, the Company has provided for an additional $1.9 million in qualitative reserves over the last 2 quarters in response to the pandemic, equal to 0.16% of total loans (excluding PPP loans) and resulted in a 28.4% increase to allowance for loan losses. The allowance for loan loss as of June 30, 2020 was 0.71% of total loans (excluding PPP loans). Charge-offs, net of recoveries, were $17,000 for the three months ended June 30, 2020 compared to recoveries, net of charge-offs, of $122,000 for the three months ended March 31, 2020 and charge-offs, net of recoveries, of $18,000 for the three months ended June 30, 2019. Loans classified as substandard or doubtful totaled $7.3 million, an increase of $2.4 million, or 47.9%, from March 31, 2020, but decreased $1.1 million, or 13.3%, from June 30, 2019. The increase in classified loans from the prior quarter was caused primarily by the downgrade of one commercial real estate relationship, which had a loan-to-value ratio of 51.0%. Non-performing loans as a percent of total loans receivable was 0.14% as of June 30, 2020, a decrease from 0.15% as of March 31, 2020 and from 0.25% as of June 30, 2019.

Noninterest income of $1.2 million for the three months ended June 30, 2020 increased $597,000 compared to the three months ended March 31, 2020 and increased $215,000 when compared to the prior year period. The increase over the linked quarter was due to an $814,000 increase in swap income which was partially offset by decreases of $139,000 in fees and service charges and $79,000 in all other income. Noninterest income increased $215,000 compared to the prior year quarter, as a $453,000 increase in swap income was partially offset by a $225,000 decrease in fees and service charges. The reduction in fees and service charge income was due to the combined effects of reduced customer transaction activity as a result of “stay-at-home” orders issued by New York and surrounding states and our waiver of certain overdraft fees, ATM usage fees, wire and CD early withdrawal fees in response to COVID-19, as required by emergency regulations promulgated by the New York State Department of Financial Services. The Company began waiving such fees in accordance with this guidance on or about March 20, 2020, with approximately $175,000 in fees waived or lost in the current quarter. The Company reinstituted these fees on July 15, 2020, however, we will continue to be subject to some level of reduced customer activity and waivers based on customer-specific circumstances.

Noninterest expense of $8.5 million for the three months ended June 30, 2020 were unchanged compared to the three months ended March 31, 2020 and decreased $175,000 compared to the same period in 2019. Compared to the linked quarter, a $283,000 decrease in salaries and benefits expense, was offset by higher professional fees and FDIC assessment costs. The $175,000 decrease from the prior year period was caused primarily by decreases of $488,000 in retirement costs and $110,000 in all other expenses, partially offset by increases in salaries and benefits of $229,000 and professional fees of $194,000. During the current quarter, the Bank applied small bank assessment credits of $22,000 which partially offset its FDIC assessment for the current quarter. All available credits have been applied as of June 30, 2020.

The effective income tax rate was 22.0% for the three months ended June 30, 2020, as compared to 26.2% for the three months ended June 30, 2019. The Company expects future effective tax rates to remain consistent with that for the year ended June 30, 2020.

Balance Sheet Summary

Total assets increased $154.4 million to $1.79 billion at June 30, 2020 from $1.64 billion at June 30, 2019.  This increase was primarily due to increases of $167.8 million, or 15.4%, in net loans receivable, $76.3 million in cash and cash equivalents and $9.1 million in premises and equipment, partially offset by a decrease of $104.6 million in total investment securities. The $167.8 million increase in net loans receivable was the result of increases in commercial mortgages of $155.7 million, or 23.9%, and commercial loans of $30.6 million, or 22.9%, while residential mortgages, home equity lines of credit and construction loans decreased $9.8 million, $3.4 million and $2.2 million, respectively, compared to the previous year. The increase in commercial loans includes $49.6 million of PPP loans originated in the fourth quarter. The increase in cash and cash equivalents is a result of a significant increase in deposits, partially from the deposit of PPP loan funds, and reduced loan originations experienced in the fourth quarter as a result of the COVID-19 pandemic.

Total liabilities increased $161.9 million to $1.52 billion at June 30, 2020 from $1.36 billion at June 30, 2019.  This increase was primarily due to a $148.2 million, or 12.0%, increase in deposits and escrow accounts and a $18.9 million increase in other liabilities, primarily as a result of recording a $12.0 million lease liability (a related lease asset was also recorded as part of premises and equipment) associated with the adoption of new lease accounting standards, partially offset by a $5.1 million decrease in FHLB advances. A majority of the growth in deposits, $93.7 million or 7.3%, occurred in the fourth quarter, likely the result of numerous economic trends associated with COVID-19, including reduced consumer and commercial spending, various forms of government stimulus and poor stock market performance.

Total shareholders’ equity decreased $7.6 million to $273.7 million at June 30, 2020 from $281.3 million at June 30, 2019. This decrease was primarily due to the repurchase of $18.1 million (905,902 shares) of common stock, $2.6 million of cash dividends declared and paid and $1.3 million of other comprehensive loss, partially offset by net income of $9.4 million, as well as $5.0 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period.

At June 30, 2020, the Company’s book value per share and tangible book value per share were $16.20 and $15.82, respectively, compared to $15.80 and $15.44, respectively, at June 30, 2019. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At June 30, 2020, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the recent COVID-19 pandemic, including its impact on our business and operations, including the impact of lost fee revenue and operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	June 30,	June 30,
	2020	2019
ASSETS
Cash and due from banks	$135,045	$58,756
Federal funds sold	1,257	1,273
Cash and cash equivalents	136,302	60,029
Held to maturity debt securities, at amortized cost (fair value of $281,497 and $346,243, respectively)	275,772	345,545
Available for sale debt securities, at fair value	37,426	72,228
Total investment securities	313,198	417,773
Loans receivable, net of allowance for loan losses of $8,639 and $5,664, respectively	1,260,947	1,093,121
Accrued interest receivable	6,880	4,797
FHLB stock	6,308	6,255
Premises and equipment, net	20,853	11,802
Deferred tax asset, net	3,129	2,478
Foreclosed real estate	—	1,158
Bank-owned life insurance	25,019	24,291
Goodwill	6,106	6,106
Other intangible assets	229	323
Other assets	12,958	9,446
Total assets	$1,791,929	$1,637,579
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,181,357	$1,084,442
Non interest-bearing deposits	191,898	141,379
Total deposits	1,373,255	1,225,821
Mortgage escrow funds	10,123	9,355
Advances from Federal Home Loan Bank	106,089	111,216
Other liabilities	28,749	9,880
Total liabilities	1,518,216	1,356,272
Commitments and contingencies	-	-
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of June 30, 2020 and June 30, 2019, respectively)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,712,295 shares issued as of June 30, 2020 and June 30, 2019, and 16,898,137 and 17,804,039 shares outstanding as of June 30, 2020 and June 30, 2019, respectively)	187	187
Additional paid in capital	186,200	182,129
Retained earnings	141,288	134,500
Unearned compensation - ESOP	(11,145)	(12,114)
Accumulated other comprehensive loss, net of income taxes	(6,403)	(5,090)
Treasury stock, at cost (1,814,158 and 908,256 shares as of June 30, 2020 and June 30, 2019, respectively)	(36,414)	(18,305)
Total shareholders' equity	273,713	281,307
Total liabilities and shareholders' equity	$1,791,929	$1,637,579

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest and dividend income
Loans receivable	$12,808	$10,987	$52,107	$41,619
Investment securities	1,896	2,609	8,870	10,022
Federal funds and other	117	356	933	1,806
Total interest and dividend income	14,821	13,952	61,910	53,447
Interest expense
Deposits and escrow interest	2,848	3,005	12,775	10,177
FHLB advances	514	188	2,456	566
Total interest expense	3,362	3,193	15,231	10,743
Net interest income	11,459	10,759	46,679	42,704
Provision for loan losses	309	737	3,064	808
Net interest income after provision for loan losses	11,150	10,022	43,615	41,896
Noninterest income
Fees and service charges	227	452	1,397	1,763
Swap income	814	361	984	507
Bank-owned life insurance	129	134	528	544
Gains on sales of securities, net	-	7	38	62
Other	7	8	122	226
Total noninterest income	1,177	962	3,069	3,102
Noninterest expense
Salaries and employee benefits	5,499	5,270	22,934	21,611
Occupancy and equipment	1,264	1,320	5,223	5,185
Communications and data processing	502	523	2,061	1,953
Professional fees	563	369	1,739	1,551
Postage, printing, stationery and supplies	145	132	584	586
Advertising	100	-	400	349
Amortization of intangible assets	21	25	94	110
FDIC assessment	87	99	87	421
Loss on receivable	-	-	-	90
Other operating expenses	352	970	1,512	2,138
Total noninterest expense	8,533	8,708	34,634	33,895
Net income before income tax expense	3,794	2,276	12,050	11,004
Income tax expense	834	597	2,691	2,686
Net income	$2,960	$1,679	$9,359	$8,318
Earnings per common share:
Basic	$0.19	$0.10	$0.60	$0.50
Diluted	$0.19	$0.10	$0.60	$0.50
Weighted average common shares outstanding:
Basic	15,334,098	16,033,505	15,648,627	16,492,760
Diluted	15,334,098	16,099,846	15,674,169	16,527,117

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,263,600	$12,808	4.06%	$1,209,920	$13,114	4.34%	$970,707	$10,987	4.53%
Investment securities	304,383	1,896	2.49	323,942	2,003	2.47	436,903	2,609	2.39
Other interest-earning assets	115,652	117	0.41	56,242	217	1.56	55,988	356	2.55
Total interest-earning assets	1,683,635	14,821	3.52	1,590,104	15,334	3.86	1,463,598	13,952	3.81
Non-interest-earning assets	70,120			67,889			56,387
Total assets	$1,753,755			$1,657,993			$1,519,985

Liabilities and equity:
NOW accounts	$140,954	79	0.23	$125,103	66	0.21	$120,577	53	0.18
Money market accounts	218,023	289	0.53	179,230	423	0.96	141,455	428	1.21
Savings accounts and escrow	343,472	192	0.22	342,254	209	0.25	373,238	239	0.26
Time deposits	470,279	2,288	1.95	480,233	2,570	2.17	434,073	2,285	2.11
Total interest-bearing deposits	1,172,728	2,848	0.97	1,126,820	3,268	1.18	1,069,343	3,005	1.13
FHLB advances	106,099	514	1.94	98,364	541	2.23	29,283	188	2.57
Total interest-bearing liabilities	1,278,827	3,362	1.05	1,225,184	3,809	1.26	1,098,626	3,193	1.16
Non-interest-bearing deposits	176,146			137,930			133,919
Other non-interest-bearing liabilities	23,505			19,706			7,403
Total liabilities	1,478,478			1,382,820			1,239,948
Total shareholders' equity	275,277			275,173			280,037
Total liabilities and shareholders' equity	$1,753,755			$1,657,993			$1,519,985

Net interest income		$11,459			$11,525			$10,759
Interest rate spread (1)			2.47			2.60			2.65
Net interest margin (2)			2.72			2.89			2.94
Average interest-earning assets to interest-bearing liabilities	131.65%			129.78%			133.22%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents annualized net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Year Ended June 30,
	2020			2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,198,449	$52,107	4.35%	$924,182	$41,619	4.50%
Investment securities	346,569	8,870	2.56	444,024	10,022	2.26
Other interest-earning assets	69,371	933	1.34	77,303	1,806	2.34
Total interest-earning assets	1,614,389	61,910	3.83	1,445,509	53,447	3.70
Non-interest-earning assets	69,268			57,039
Total assets	$1,683,657			$1,502,548

Liabilities and equity:
NOW accounts	$127,091	270	0.21	$118,286	210	0.18
Money market accounts	177,052	1,647	0.93	107,680	1,216	1.13
Savings accounts and escrow	350,897	866	0.25	411,251	1,019	0.25
Time deposits	469,336	9,992	2.13	414,676	7,732	1.86
Total interest-bearing deposits	1,124,376	12,775	1.14	1,051,893	10,177	0.97
FHLB advances	111,008	2,456	2.21	24,117	566	2.34
Total interest-bearing liabilities	1,235,384	15,231	1.23	1,076,010	10,743	1.00
Non-interest-bearing deposits	148,262			133,143
Other non-interest-bearing liabilities	21,563			8,108
Total liabilities	1,405,209			1,217,261
Total shareholders' equity	278,448			285,287
Total liabilities and shareholders' equity	$1,683,657			$1,502,548

Net interest income		$46,679			$42,704
Interest rate spread (1)			2.60			2.70
Net interest margin (2)			2.89			2.95
Average interest-earning assets to interest-bearing liabilities	130.68%			134.34%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Condensed Balance Sheets
Cash and cash equivalents	$136,302	$84,912	$62,835	$37,797	$60,029
Total investment securities	313,198	309,618	327,835	379,007	417,773
Loans receivable, net	1,260,947	1,220,682	1,183,740	1,163,254	1,093,121
Other assets	81,482	80,663	74,757	78,550	66,656
Total assets	$1,791,929	$1,695,875	$1,649,167	$1,658,608	$1,637,579

Total deposits and escrow	$1,383,378	$1,287,510	$1,261,663	$1,241,458	$1,235,176
Advances from Federal Home Loan Bank	106,089	106,121	86,153	111,185	111,216
Other liabilities	28,749	29,827	21,512	24,443	9,880
Total liabilities	1,518,216	1,423,458	1,369,328	1,377,086	1,356,272
Total shareholders' equity	273,713	272,417	279,839	281,522	281,307
Total liabilities and shareholders' equity	$1,791,929	$1,695,875	$1,649,167	$1,658,608	$1,637,579

	Quarter Ended					Year Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Condensed Income Statements
Interest income	$14,821	$15,334	$15,729	$16,026	$13,952	$61,910	$53,447
Interest expense	3,362	3,809	4,032	4,028	3,193	15,231	10,743
Net interest income	11,459	11,525	11,697	11,998	10,759	46,679	42,704
Provision for loan losses	309	2,008	412	335	737	3,064	808
Noninterest income	1,177	580	547	765	962	3,069	3,102
Noninterest expense	8,533	8,520	8,794	8,787	8,708	34,634	33,994
Income before income tax expense	3,794	1,577	3,038	3,641	2,276	12,050	11,004
Income tax expense	834	360	685	812	597	2,691	2,686
Net income	$2,960	$1,217	$2,353	$2,829	$1,679	$9,359	$8,318

Earnings per share:
Basic	$0.19	$0.08	$0.15	$0.18	$0.10	$0.60	$0.50
Diluted	$0.19	$0.08	$0.14	$0.18	$0.10	$0.60	$0.50

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Year Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Performance Ratios (1):
Return on average assets	0.68%	0.29%	0.57%	0.68%	0.44%	0.56%	0.55%
Return on average equity	4.30%	1.77%	3.35%	4.01%	2.40%	3.36%	2.92%
Interest rate spread	2.47%	2.60%	2.63%	2.72%	2.65%	2.60%	2.70%
Net interest margin	2.72%	2.89%	2.93%	3.03%	2.94%	2.89%	2.95%
Adjusted efficiency ratio (2)	67.74%	70.87%	72.55%	71.80%	74.55%	70.71%	74.81%

Noninterest income to average assets	0.27%	0.14%	0.13%	0.18%	0.25%	0.18%	0.21%
Noninterest expense to average assets	1.95%	2.06%	2.11%	2.12%	2.29%	2.06%	2.26%

Average interest-earning assets to average interest-bearing liabilities	131.65%	129.78%	130.45%	130.79%	133.22%	130.68%	134.34%
Average equity to average assets	15.70%	16.60%	16.89%	17.02%	18.42%	16.54%	18.99%
Dividend payout ratio (3)	21.25%	52.01%	27.62%	23.29%	39.43%	27.47%	26.24%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Loans to deposits	91.82%	95.40%	94.58%	94.27%	89.17%

Share Data:
Shares outstanding	16,898,137	16,898,137	17,372,308	17,624,239	17,804,039
Book value per common share	$16.20	$16.12	$16.11	$15.97	$15.80
Tangible book value per common share (4)	$15.82	$15.74	$15.74	$15.61	$15.44

Asset Quality Ratios:
Non-performing loans receivable	$1,795	$1,802	$1,618	$3,425	$2,727
Non-performing assets	$1,795	$1,802	$1,897	$4,281	$3,885
Allowance for loan losses as a percent of total loans receivable	0.68%	0.68%	0.52%	0.51%	0.52%
Total valuation adjustment as a percent of total gross loans receivable (5)	0.72%	0.74%	0.59%	0.60%	0.62%
Allowance for loan losses as a percent of non-performing loans receivable	481.28%	463.15%	384.18%	174.98%	207.70%
Non-performing loans as a percent of total loans receivable, net	0.14%	0.15%	0.14%	0.29%	0.25%
Non-performing assets as a percent of total assets	0.10%	0.11%	0.12%	0.26%	0.24%

Net charge-offs (recoveries)	$17	$(122)	$189	$6	$18
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.01%	(0.04%)	0.06%	0.00%	0.01%

Capital Ratios (6):
Tier 1 capital (to adjusted total assets)	12.51%	13.19%	13.00%	12.89%	13.81%
Common equity Tier 1 capital (to risk-weighted assets)	16.98%	16.80%	17.24%	17.16%	17.96%
Tier 1 capital (to risk-weighted assets)	16.98%	16.80%	17.24%	17.16%	17.96%
Total capital (to risk-weighted assets)	17.65%	17.44%	17.74%	17.64%	18.45%

(1) Performance ratios for quarter ended periods are annualized.

(2) Adjusted efficiency ratio is a non-GAAP measure and is defined as noninterest expense, less certain nonrecurring items, divided by operating revenue, which is equal to net interest income plus non-interest income excluding certain nonrecurring items. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the impact of certain one-time items and other discrete items that are unrelated to our core business. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(3) Dividends declared per share divided by net income per share.

(4) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding.  We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands)

(5) Loans acquired in 2015 as part of the CMS Bancorp. Inc./CMS Bank acquisition were recorded at their estimated fair value at the acquisition date and did not include a carry-over of the related pre-acquisition allowance for loan losses. Total valuation adjustments equal the allowance for loan losses plus the remaining discounts on acquired loans. We believe this ratio provides investors a more meaningful comparison to periods presented prior to the 2015 acquisition, as well as to our peers. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(6) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Mortgage loans:
Residential mortgages	$255,382	$266,684	$262,441	$264,251	$265,167
Commercial mortgage	807,106	775,378	741,171	726,315	651,396
Construction	11,053	24,929	22,787	18,830	13,231
Net deferred loan origination costs	739	925	1,054	1,202	1,031
Total mortgage loans	1,074,280	1,067,916	1,027,453	1,010,598	930,825
Commercial and consumer loans:
Commercial loans (1)	164,257	128,869	129,809	125,926	133,614
Home equity credit lines	29,838	30,994	31,460	31,503	33,204
Consumer and overdrafts	481	444	436	437	365
Net deferred loan origination costs	730	805	798	783	777
Total commercial and consumer loans	195,306	161,112	162,503	158,649	167,960
Total loans receivable	1,269,586	1,229,028	1,189,956	1,169,247	1,098,785
Allowance for loan losses	(8,639)	(8,346)	(6,216)	(5,993)	(5,664)
Loans receivable, net	$1,260,947	$1,220,682	$1,183,740	$1,163,254	$1,093,121

(1) Includes $49.6 million of PPP loans as of June 30, 2020 and none in all other periods.

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Demand deposits	$191,898	$145,844	$140,218	$141,567	$141,379
NOW accounts	151,797	128,103	126,346	124,062	123,069
Money market accounts	239,942	192,779	162,208	151,652	148,134
Savings	343,352	330,310	354,078	350,250	357,844
Time deposits	446,266	482,550	468,764	466,374	455,395
Total deposits	$1,373,255	$1,279,586	$1,251,614	$1,233,905	$1,225,821

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Year Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$2,960	$1,217	$2,353	$2,829	$1,679	$9,359	$8,318

Adjustments (1):
Losses on other receivables	-	-	-	-	-	-	68
Prepayment income on loans receivable and investment securities	(30)	(4)	(95)	(371)	(25)	(500)	(184)
Gain on sale of foreclosed real estate	-	(31)	-	(37)	-	(68)	(18)
Gain on sale of investment securities	-	(29)	-	-	(5)	(30)	(47)
Gain on sale of bank premises	-	-	-	-	-	-	(117)
Adjusted net income (Non-GAAP)	$2,930	$1,153	$2,258	$2,421	$1,649	$8,761	$8,020

Average number of common shares outstanding:
Basic	15,334,098	15,437,173	15,837,762	15,979,762	16,033,505	15,648,627	16,492,760
Diluted	15,334,098	15,447,217	15,909,855	16,082,276	16,099,846	15,674,169	16,527,117
Earnings per share (GAAP):
Basic	$0.19	$0.08	$0.15	$0.18	$0.10	$0.60	$0.50
Diluted	$0.19	$0.08	$0.14	$0.18	$0.10	$0.60	$0.50
Adjusted earnings per common share (Non-GAAP):
Basic	$0.19	$0.07	$0.14	$0.15	$0.10	$0.56	$0.49
Diluted	$0.19	$0.07	$0.14	$0.15	$0.10	$0.56	$0.49

(1) Amounts included in income before income tax expense are presented net of tax.

15

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Year Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin

Average interest-earning assets	$1,683,635	$1,590,104	$1,463,598	$1,614,389	$1,445,509

Interest and dividend income (GAAP)	$14,821	$15,334	$13,952	$61,910	$53,447
Less: Prepayment income on loans receivable and investment securities	(39)	(5)	(34)	(644)	(244)
Adjusted interest and dividend income (Non-GAAP)	$14,782	$15,329	$13,918	$61,266	$53,203

Yield on interest-earning assets (GAAP)	3.52%	3.86%	3.81%	3.83%	3.70%
Adjusted yield on interest-earning assets (Non-GAAP)	3.51%	3.86%	3.80%	3.79%	3.68%

Net interest income (GAAP)	$11,459	$11,525	$10,759	$46,679	$42,704
Less: Prepayment income on loans receivable and investment securities	(39)	(5)	(34)	(644)	(244)
Adjusted net interest income (Non-GAAP)	$11,420	$11,520	$10,725	$46,035	$42,460

Net interest margin (GAAP)	2.72%	2.90%	2.94%	2.89%	2.95%
Adjusted net interest margin (Non-GAAP)	2.71%	2.90%	2.93%	2.85%	2.94%

16

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Year Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	June 30, 2020	June 30, 2019
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,533	$8,520	$8,794	$8,787	$8,708	$34,634	$33,994
Adjustments:
Losses on other receivables	-	-	-	-	-	-	(90)
Adjusted noninterest expense (non-GAAP)	$8,533	$8,520	$8,794	$8,787	$8,708	$34,634	$33,904

Net interest income	$11,459	$11,525	$11,697	$11,998	$10,759	$46,679	$42,704
Noninterest income	1,177	580	547	765	962	3,069	3,102
Total (GAAP)	12,636	12,105	12,244	12,763	11,721	49,748	45,806
Adjustments:
Prepayment income on loans receivable and investment securities	(39)	(5)	(123)	(477)	(34)	(644)	(244)
Gain on sale of foreclosed real estate	-	(40)	-	(47)	-	(87)	(24)
Gain on sale of investment securities	-	(38)	-	-	(7)	(38)	(62)
Gain on sale of bank premises	-	-	-	-	-	-	(155)
Adjusted total (Non-GAAP)	$12,597	$12,022	$12,121	$12,239	$11,680	$48,979	$45,321

Efficiency ratio (GAAP)	67.53%	70.38%	71.82%	68.85%	74.29%	69.62%	74.21%
Adjusted efficiency ratio (Non-GAAP)	67.74%	70.87%	72.55%	71.80%	74.55%	70.71%	74.81%

17

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$273,713	$272,417	$279,839	$281,522	$281,307
Adjustments:
Preferred stock	-	-	-	-	-
Common shareholders' equity	273,713	272,417	279,839	281,522	281,307
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(229)	(250)	(274)	(298)	(323)
Tangible common shareholders' equity (Non-GAAP)	$267,378	$266,061	$273,459	$275,118	$274,878

Common shares outstanding	16,898,137	16,898,137	17,372,308	17,624,239	17,804,039

Book value per share (GAAP)	$16.20	$16.12	$16.11	$15.97	$15.80
Adjustments:
Effects of intangible assets	(0.38)	(0.38)	(0.37)	(0.36)	(0.36)

Tangible book value per common share (Non-GAAP)	$15.82	$15.74	$15.74	$15.61	$15.44

18

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Computation of valuation adjustment
Allowance for loan losses (GAAP)	$8,639	$8,346	$6,216	$5,993	$5,664
Add: Purchase accounting discounts on acquired loans	554	693	837	983	1,180
Total valuation adjustments (Non-GAAP)	$9,193	$9,039	$7,053	$6,976	$6,844

Total gross loans	$1,269,586	$1,229,028	$1,189,956	$1,169,247	$1,098,785
Allowance for loan losses as a percent of total gross loans (GAAP)	0.68%	0.68%	0.52%	0.51%	0.52%
Total valuation adjustments as a percent of total gross loans (Non-GAAP)	0.72%	0.74%	0.59%	0.60%	0.62%

19